Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Personalis, Inc.

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share

– 2019 Equity Incentive Plan	2,245,226(2)	$9.47(4)	$21,262,290.22(4)	$1,971.02

– 2019 Employee Stock Purchase Plan	449,045(3)	$8.05(5)	$3,614,812.25(5)	$335.10

Total	2,694,271		$24,877,102.47	$2,306.12

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Personalis, Inc. (the “Registrant”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the least of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 500,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.47 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock on February 23, 2022.

(5)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.05 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock on February 23, 2022 multiplied by 85% (the percentage of the price per share applicable to purchases under the ESPP).